Exhibit 99.1

Hiland Partners and Hiland Holdings Names Joseph L. Griffin Chief Executive Officer, President and Director

Enid, OK (June 11, 2007)….Hiland Partners, LP (Nasdaq: HLND) and Hiland Holdings GP, LP (Nasdaq: HPGP) announced effective today that Joseph L. Griffin has joined the two companies as chief executive officer, president and director of its general partners, Hiland Partners GP, LLC and Hiland Partners GP Holdings, LLC, respectively.

“The Board of Directors and I are very pleased to have an executive of Joe’s caliber join Hiland,” said Harold Hamm, board chairman.  “Joe has extensive experience in the midstream industry in finance, gas marketing, operations, and business development.  His experience and leadership skills will be tremendous assets as we continue to grow the partnerships.”

Griffin has more than 20 years of experience in the midstream natural gas industry.  Griffin comes to Hiland from Lumen Midstream Partnership, a subsidiary of the Southern Ute Indian Tribe, in Tulsa, OK, where since 2004 he has served as executive vice president over multiple facets of the business.  In 1989, Griffin co-founded Lumen Midstream and served as its president, chief operating officer, chief financial officer and director until Lumen was sold in 2004 to the Southern Ute Indian Tribe.

Griffin holds a bachelor of science degree in business administration from Oklahoma State University and is also a certified public accountant.

About the Hiland Companies

Hiland Partners, LP is a publicly traded midstream energy partnership engaged in gathering, compressing, dehydrating, treating, processing and marketing natural gas, and fractionating, or separating, natural gas liquids, or NGLs.  The Partnership also provides air compression and water injection services for use in oil and gas secondary recovery operations.  The Partnership’s operations are primarily located in the Mid-Continent and Rocky Mountain regions of the United States.  Hiland Partners, LP’s midstream assets consist of thirteen natural gas gathering systems with approximately 1,863 miles of gathering pipelines, five natural gas processing plants, seven natural gas treating facilities and three NGL fractionation facilities.  The Partnership’s compression assets consist of two air compression facilities and a water injection plant.

Hiland Holdings GP, LP owns the two percent general partner interest, 1,301,471 common units and 4,080,000 subordinated units in Hiland Partners, LP, and the incentive distribution rights of Hiland Partners, LP.

Contacts:	Ken Maples, Vice President and CFO
Hiland Partners, LP
(580) 242-6040